Exhibit 23.01

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Pursuant to 17 CFR 230.437a, a written consent of Arthur Andersen LLP (Andersen) is omitted relating to a prior period for which Andersen was engaged as independent public accountant. As of the filing date, after reasonable efforts, LG&E had not already obtained such a written consent nor anticipates being able to obtain such a consent. The lack of written consent may limit the legal recourse, if any, of investors against Andersen in claims under certain securities laws based upon the fact of Andersen’s engagement as independent public accountant, including provision of an accountant’s report by Andersen and inclusion of such report in public filings.

Exhibit 23.01

March 25, 2003

Louisville Gas and Electric Company and Subsidiary

220 West Main Street

P.O. Box 32010

Louisville, Kentucky 40232

Enclosed are our manually signed reports to the use in the Annual Report on Form 10-K of our reports dated January 21, 2003 relating to the consolidated financial statement schedules of Louisville Gas and Electric Company and Subsidiary (the “Company”).

Our manually signed reports serve to authorize the use of our name on our reports in the electronic filing of the Company’s Annual Report on Form 10-K with the SEC.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP